                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (Amendment No. 6)*




                          Cross Medical Products, Inc.
  -----------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, $.01 par value
  -----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  227910 10 6
  -----------------------------------------------------------------------------
                                 (Cusip Number)




Check the following if a fee is being paid with this statement ___.    (A fee
is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                      (Continued on the following page(s)

                               Page 1 of 6 pages

                                  SCHEDULE 13G

 CUSIP NO. 227910 10 6                                                                 PAGE 2 OF 6 PAGES

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     |                                       Edward R. Funk                                              |
|     |                                       ###-##-####                                                 |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                                                                                             ----- |
|     |                                                                                         (b) [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | SOURCE OF FUNDS*                                                                                  |
|     |                                                                                                   |
|     |                                                                                                   |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT                                 |
|     | TO ITEMS 2(d) OR 2(e)                                                                       [   ] |
|     |                                                                                              ---- |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   6 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |                                       United States of America                                    |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     7 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |     358,916                                                     |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     8 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     9 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |     358,916                                                     |
|                               |       |                                                                 |
|             PERSON            |-------|-----------------------------------------------------------------|
|                               |    10 |  SHARED DISPOSITIVE POWER                                       |
|              WITH             |       |                                                                 |
|                               |       |                                                                 |
|-------------------------------|-------|-----------------------------------------------------------------|
|  11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |                                       358,916                                                     |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN                                    |
|     | SHARES*                                                                                     [   ] |
|     |          Reporting person expressly disclaims beneficial ownership of 454,597 shares        ----- |
|     |          owned by reporting person's spouse.                                                      |
|-----|---------------------------------------------------------------------------------------------------|
|  13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                                |
|     |                                                                                                   |
|     |                                       6.8%                                                        |
|-----|---------------------------------------------------------------------------------------------------|
|  14 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |                                       IN                                                          |
-----------------------------------------------------------------------------------------------------------

                               Page 2 of 6 pages

                                  SCHEDULE 13G

 CUSIP NO. 227910 10 6                                                                 PAGE 3 OF 6 PAGES

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     |                                       Ingeborg V. Funk                                            |
|     |                                       ###-##-####                                                 |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                                                                                             ----- |
|     |                                                                                         (b) [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | SOURCE OF FUNDS*                                                                                  |
|     |                                                                                                   |
|     |                                                                                                   |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT                                 |
|     | TO ITEMS 2(d) OR 2(e)                                                                       [   ] |
|     |                                                                                              ---- |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   6 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |                                       United States of America                                    |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     7 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |     454,597                                                     |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     8 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     9 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |                                                                 |
|                               |       |     454,597                                                     |
|             PERSON            |-------|-----------------------------------------------------------------|
|                               |    10 |  SHARED DISPOSITIVE POWER                                       |
|              WITH             |       |                                                                 |
|                               |       |                                                                 |
|-------------------------------|-------|-----------------------------------------------------------------|
|  11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |                                       454,597                                                     |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN                                    |
|     | SHARES*                                                                                     [   ] |
|     |          Reporting person expressly disclaims beneficial ownership of 358,916 shares        ----- |
|     |          owned by reporting person's spouse.                                                      |
|-----|---------------------------------------------------------------------------------------------------|
|  13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                                |
|     |                                                                                                   |
|     |                                       9.1%                                                        |
|-----|---------------------------------------------------------------------------------------------------|
|  14 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |                                       IN                                                          |
-----------------------------------------------------------------------------------------------------------

                               Page 3 of 6 pages

                            WASHINGTON  D.C.  20549

                                  SCHEDULE 13G

                 Under the Securities and Exchange Act of 1934

                               (Amendment No. 6)

ITEM 1 (A).  NAME OF ISSUER:

                    Cross Medical Products, Inc.
-----------------------------------------------------------------------------


ITEM 1 (B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    5160 A Blazer Memorial Parkway
                    Dublin, Ohio 43017-1339
-----------------------------------------------------------------------------


ITEM 2 (A).  NAMES OF PERSON FILING:

                    (i)       Edward R. Funk

                    (ii)      Ingeborg V. Funk


ITEM 2 (B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                    1145 Chesapeake Ave., Columbus, Ohio 43212
-----------------------------------------------------------------------------


ITEM 2 (C).  PLACE OF ORGANIZATION:

                    Both filing persons are citizens of the United States.
-----------------------------------------------------------------------------


ITEM 2 (D).  TITLE OF CLASS OF SECURITIES:

                    $.01 Par Value Common Stock
-----------------------------------------------------------------------------


ITEM 2 (E).  CUSIP NUMBER:

                    227910 10 6
-----------------------------------------------------------------------------


ITEM 3.         IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
                     13D - 2 (B), INDICATE TYPE OF PERSON FILING:



                    Item 3 is not applicable.
-----------------------------------------------------------------------------

                               Page 4 of 6 pages

ITEM 4.  OWNERSHIP:

          (a)  Amount of beneficially owned:                                    Shares

                    (i)       Edward R. Funk:                                   358,916

                    (ii)      Ingeborg V. Funk:                                 454,597

          (b)  Percent of class:                                                   %

                    (i)       Edward R. Funk:                                   6.8%

                    (ii)      Ingeborg V. Funk:                                 9.1%


          (c)  Number of shares as to which such person has:

                    (i) Sole power to vote or to direct the vote                Shares

                         (A)       Edward R. Funk:                              358,916

                         (B)      Ingeborg V. Funk:                             454,597

                    (ii) Shared power to vote or to direct the vote                0
                                                                                --------
                    (iii) Sole power to dispose or to direct the disposition of

                         (A)       Edward R. Funk:                              358,916

                         (B)      Ingeborg V. Funk:                             454,597

                    (iv) Shared power to dispose or to direct the disposition of   0
                                                                                --------


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Not applicable


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON:

          Not applicable


ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARIES
          WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
          PARENT HOLDING COMPANY:

          Not applicable


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
          GROUP:

          Not applicable


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not applicable


                               Page 5 of 6 pages

ITEM 10.  CERTIFICATION

          Not applicable


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 8, 1998                       /s/ Edward R. Funk
                                             ---------------------------------
                                             Edward R. Funk


Date: February 8, 1998                       /s/ Ingeborg V. Funk
                                             ---------------------------------
                                             Ingeborg V. Funk


                               Page 6 of 6 pages